SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Uranium Power Corporation

(Exact name of registrant as specified in its charter)

Colorado	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

206-475 Howe St.

Vancouver, B.C.

Canada, V6C-2B3

(Address of principal executive offices)

URANIUM POWER CORPORATION 2003 STOCK OPTION PLAN

(full title of the plan)

Douglas Cannaday, President

206 -475 Howe Street

Vancouver, BC V6C 2B3

Canada

(403) 617-3451

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Theresa Mehringer

Burns Figa & Will, P.C.

6400 S. Fiddlers Green Circle, Suite 1030

Englewood, Colorado 80111

(303) 796-2626

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $0.001 per share, under the:

Uranium Power Corporation 2003 Stock Option Plan	2,500,000	$0.09	$225,000	$18.20

Total	2,500,000	$0.09	$225,000	$18.20

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The calculation of the registration fee is based upon a per share price of $0.09 which was the closing price of Uranium Power Corporation’s common stock on June 19, 2003, as reported for such date by the Over-the-Counter Bulletin Board.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the registrant, Uranium Power Corporation, a Colorado corporation (the “Registrant”), are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2002, filed on September 11, 2002, which contains audited financial statements for the most recent fiscal year.

(b) The Registrant’s Quarterly Reports on Form 10-QSB for the fiscal quarters ended July 31, 2002, October 31, 2002 and January 31, 2003 filed on September 16, 2002, December 20, 2002, and March 24, 2003, respectively, and the Registrant’s Current Report on Form 8-K/A, filed on December 12, 2002.

(c) The description of the Registrant’s common stock contained in the Registration Statement on Form 10-SB/A, filed on January 20, 2000, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

(d) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s Articles of Incorporation limit the liability of the Registrant’s directors to the fullest extent permitted by the Colorado Business Corporation Act as it currently exists or as it may be amended in the future. Any repeal of or modification to such provision in the Registrant’s Articles of Incorporation may not adversely affect the rights of a director with respect to any acts or omissions of such director occurring prior to such repeal or modification. Subject to the Colorado Business Corporation Act, no director will be personally liable to the Registrant or its shareholders for monetary damages resulting from his or her conduct as a director, except liability for: (i) any breach of the director’s duty of loyalty to the corporation or to its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified under Section 7-108-403 of the Colorado Business Corporation Act or any amended or successor provision thereof; or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Articles of Incorporation further provide that if the Colorado Business Corporation Act is amended after the relevant indemnification provisions in the Articles of Incorporation are adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act, as so amended.

Furthermore, the Registrant maintains a liability insurance policy, pursuant to which directors and officers are insured against loss, as defined in the policy, as a result of claims brought against them for wrongful acts in such capacities.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit Number	Description
5.1	Opinion of Burns, Figa & Will, P.C. regarding the legality of the common stock being registered

23.1	Consent of Smythe Ratcliffe, Independent Auditors

23.2	Consent of Burns, Figa & Will, P.C. (included in opinion filed as Exhibit 5.1)

99.1	Uranium Power Corporation 2003 Stock Option Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, province of Alberta, Canada on June 20, 2003.

URANIUM POWER CORPORATION

By:	/s/ DOUGLAS CANNADAY
Douglas Cannaday, President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by Douglas Cannaday, as power of attorney for each of the following persons in the capacities indicated below on this 20 day of June, 2003.

Signature	Title
/s/ DOUGLAS CANNADAY Douglas Cannaday	President

/s/ THORNTON DONALDSON Thornton J. Donaldson	Director and acting Chief Financial Officer

/s/ WILLIAM TIMMINS William G. Timmins	Director

/s/ MICHEL DAVID Michel David	Director

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Burns, Figa & Will, P.C. regarding the legality of the common stock being registered

23.1	Consent of Smythe Ratcliffe, Independent Auditors

23.2	Consent of Burns, Figa & Will, P.C. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Uranium Power Corporation 2003 Stock Option Plan.